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                                                                   EXHIBIT 10.1


June 17, 1999

Mr. Jon Wiese
11509 South Granite Avenue
Tulsa Oklahoma 74137

Dear Jon,

It is my pleasure to document our offer of employment to you.

The offer is for the office of President of XETA Corporation. In addition, we would like you to serve as a Director. The Directorship will require the approval of shareholders, which we will request in conjunction with our annual meeting next spring. Until that time, we would like for you to attend the Board meetings.

Your salary will be $90,000 per year.

In addition you will receive a quarterly bonus of 25% of XETA's after tax net income up to a maximum of $5,000 per fiscal quarter. You will also receive an annual bonus of 3.5% of XETA's after tax net income for the fiscal year. The quarterly bonus is paid at the end of the month following the fiscal quarter. The annual bonus is paid in January following the end of the fiscal year. The first quarterly and annual bonuses will be prorated to your date of employment. Should you voluntarily terminate your employment with XETA prior to the scheduled time of any bonus payment, that bonus, along with any future bonus, will be forfeited. In the event of involuntary termination, you will be eligible for the bonuses earned up to the date of termination.

You will also be granted non-qualified options to buy 200,000 shares of XETA stock. You will vest in 50,000 options upon the commencement of your employment and 50,000 on each of the first three anniversaries of your employment.

I want to thank you again for the time and effort you expended in visiting with our Board yesterday. All of the Board members are delighted with your acceptance of our offer pending the successful resolution of the Lucent non-compete issue. I am also reflecting the attitude of all of the Board by telling you that I personally am enthusiastically looking forward to this association.

Sincerely,


/s/ Jack R. Ingram
President